Investment Company of America
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9200
Fax (213) 486 9455

For period ending 12/31/06
File number 811 - 00116

77C. Matters submitted to a vote of security holders.

a) Annual meeting of shareholders - August 10, 2006

(1) Directors elected:

Director	Votes For	Votes Withheld
Louise H. Bryson	1,645,100,248	14,839,864
Mary Anne Dolan	1,644,876,530	15,063,582
Martin Fenton	1,643,970,949	15,969,163
Leonard R. Fuller	1,645,086,094	14,854,018
L. Daniel Jorndt	1,645,637,832	14,302,280
Claudio X. Gonzalez Laporte	1,628,284,549	31,655,563
James B. Lovelace	1,645,774,538	14,165,574
John G. McDonald	1,644,093,650	15,846,462
Bailey Morris-Eck	1,644,749,175	15,190,937
Richard G. Newman	1,643,988,268	15,951,844
Donald D. O’Neal	1,645,847,949	14,092,163
Olin C. Robison	1,644,115,272	15,824,840
R. Michael Shanahan	1,645,352,455	14,587,657